Exhibit 5.1
Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
October 20, 2009
Teekay LNG Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P. (the “Partnership”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (such registration statement, any amendments or supplements thereto (including any necessary post-effective amendments) and any additional registration statement filed pursuant to Rule 462(b) are referred to collectively as the “Registration Statement”) for the registration of the sale from time to time of up to $400,000,000 aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of Common Units (the “Units”) representing limited partner interests in the Partnership. The Units will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus, (ii) certificates of public officials and (iii) certificates of representatives of the Partnership, its subsidiaries and affiliates, as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as photocopies. We have also assumed the power, authority and legal right of all parties (other than the Partnership) to the Registration Statement and the applicable purchase, underwriting or similar agreement to be executed with respect to any Units offered (the “Underwriting Agreement”, and together with the Registration Statement, the “Documents”) to
London • New York • Paris • Hamburg • Munich • Rome • Milan • Athens • Piraeus • Singapore • Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P.
October 20, 2009	Page 2
enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Documents by such parties. We have further assumed the validity and enforceability of the Documents under all applicable laws other than Marshall Islands law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.
We have also assumed that (a) the Registration Statement shall have become effective under the Securities Act, (b) an appropriate Prospectus Supplement shall have been prepared and filed with the Commission describing the Units offered thereby, (c) all Units shall be issued and sold in compliance with applicable federal, state and foreign securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement and (d) an Underwriting Agreement shall have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.
This opinion is limited to Marshall Islands Law and is as of the date hereof.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that when the terms of the issuance and sale thereof have been duly approved by the Partnership and when issued and delivered against payment therefor in accordance with the terms of (i) the Partnership’s First Amended and Restated Agreement of Limited Partnership dated May 10, 2005, as amended on May 31, 2006, (ii) the Registration Statement, the Prospectus and an appropriate Prospectus Supplement and (iii) the Underwriting Agreement, the Units will be duly authorized, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus and any Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,
/s/ Watson, Farley & Williams (New York) LLP